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                                                                       EXHIBIT 1


NEWS BULLETIN
                                               RE: TOROTEL, INC.
                                                   13402 SOUTH 71 HIGHWAY
                                                   GRANDVIEW, MO   64030
                                                   (816) 761-6314
TOROTEL, INC.                                      TRADED:     OTC:TTLO

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COMPANY CONTACTS:
-----------------
DALE H. SIZEMORE, JR.                             JIM SERRONE
CHAIRMAN AND CEO                                  CFO AND GENERAL MANAGER
(816) 761-6314, EXT. 3015                         (816) 761-6314, EXT. 3024


FOR IMMEDIATE RELEASE
THURSDAY, MARCH 21, 2002


                         TOROTEL TO ACQUIRE ELECTRONIKA
                         ------------------------------


KANSAS CITY, MO, MARCH 21 -- Torotel, Inc. (OTC:TTLO), a manufacturer of precision magnetic components, today announced it has entered into a definitive agreement to acquire Electronika, Inc., a privately held design, marketing and licensing company selling ballast transformers to the airline industry. Closing is scheduled for March 29, or such other date and time as may be agreed to by the parties.

Electronika's ballast transformers are used as spare and replacement parts in DC-8, DC-9, and DC-10 aircraft. This aggregate group has nearly 1,200 planes in active service, second only to the Boeing 737. Based on unaudited financial statements prepared by Electronika's outside accountants for the year ended December 31, 2001, Electronika's ballast transformers generated net sales of $1.2 million and pretax earnings of $238,000. This would result in pro forma earnings of approximately $700,000 when salaries of shareholders, which will be eliminated upon closing, are added back to earnings.

Torotel presently has 2,811,590 common shares outstanding, of which the Electronika shareholders, as individuals and as limited partners in the Caloyeras Family Partnership, L.P. (the "Caloyeras family"), own 207,900 shares, or 7.4 percent. In connection with this business combination, Torotel will exchange 2,300,000 unregistered shares of its common stock for 100 percent of the outstanding securities of Electronika, Inc.


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In addition, the shareholders of Electronika have guaranteed that the aggregate sales from Electronika's existing ballast designs over the next five (5) full fiscal years following the closing date will be at least $2.5 million, which is expected to result in an aggregate gross profit of $1.5 million before any operating expenses. Magnetika, Inc., an entity owned by the Caloyeras family, will continue to manufacture Electronika's ballast transformers at its Gardena, CA facility for a price determined as a percentage of the sales price.

Peter B. Caloyeras and Basil P. Caloyeras will serve on the Board of Directors of the Electronika subsidiary for the next five (5) years or until the guaranteed sales have been met, whichever is sooner. After closing of this transaction, Torotel will have 5,111,590 common shares outstanding, of which the Caloyeras family will control 49 percent.

Dale H. Sizemore, Jr., chairman and chief executive officer, said, "Electronika gives us a foothold in the commercial aircraft after-market. This is an area in which we have not previously had a direct involvement. Our plan is to expand Electronika's position in this market."

The Caloyeras family has been involved in the specialty magnetics area for over forty years and has investments and interests in companies such as Magnetika, Inc. and Magnetika/East with manufacturing facilities in Massachusetts, New Jersey, California and Mexico. As a result of this strategic affiliation, Torotel may develop alliances with these facilities and other resources controlled by the Caloyeras family in the future if it is deemed beneficial and appropriate.

Torotel, Inc. specializes in the design and manufacture of a wide range of precision magnetic components, including transformers, inductors, reactors, chokes and toroidal coils. These are used in commercial, industrial and military electronics to modify and control electrical voltages and currents. Torotel's products are sold to original equipment manufacturers for use in computers, telecommunications systems, medical equipment, digital control devices, conventional missile guidance systems, and avionics equipment.


THIS NEWS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, AND IS SUBJECT TO THE SAFE HARBOR CREATED BY THAT ACT. THESE STATEMENTS ARE BASED ON ASSUMPTIONS ABOUT A NUMBER OF IMPORTANT FACTORS AND INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO BE DIFFERENT FROM WHAT IS STATED HERE. OTHER RISK FACTORS ARE DETAILED FROM TIME TO TIME IN TOROTEL'S SECURITIES AND EXCHANGE COMMISSION FILINGS.

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